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                                                                       EXHIBIT 5

                     [LETTERHEAD OF LESLIE'S POOLMART(TM)]


April 16, 1997



Leslie's Poolmart
20630 Plummer St.
Chatsworth, CA 91311

Ladies and Gentlemen:

I am General Counsel to Leslie's Poolmart, a California corporation (the "Company"). In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of options (the "Options") to purchase up to 600,000 shares (the "Shares") of its Common Stock, pursuant to the Leslie's Poolmart 1990 Stock Option Plan (as amended to date, the "Plan"), I am rendering certain legal opinions to the Company pertaining to the Options and the Shares, and furnishing this opinion of counsel to the Company for filing as Exhibit 5 to the Registration Statement.

In my capacity as your counsel in the connection referred to above, I have examined the Registration Statement, the Plan, the Certificate of Incorporation and the Bylaws, each as amended to date, of the Company, and the original copies, or copies certified or otherwise identified, of records of corporate action of the Company, certificates of public officials, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.

Based upon my examination as aforesaid, I am of the opinion that the Shares, when purchased and paid for as described in the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

Sincerely,

/s/ Cynthia G. Watts

Cynthia G. Watts
Vice President and General Counsel

CGW:pgo